UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant ☐

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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

CCFNB BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2012

Annual Meeting

of Stockholders

and Proxy Statement

PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY

Tuesday, May 15, 2012
10:00 A.M.
First Columbia Bank & Trust Co.
Operations Center
Located at 992 Central Road,
Bloomsburg, Pennsylvania

March 30, 2012

Dear CCFNB Stockholder:

You are cordially invited to join us at the 2012 Annual Meeting of Stockholders of CCFNB Bancorp, Inc. (the “Corporation”) at the Operations Center of First Columbia Bank & Trust Co. (the “Bank”) located at 992 Central Road, Bloomsburg, Pennsylvania, on Tuesday, May 15, 2012 at 10:00 A.M.

At this meeting, we will vote on the matters described in the Proxy Statement. We know that it is not practical for most stockholders to attend the Annual Meeting in person. In addition, annual meetings are not the most efficient way to communicate with our stockholders. Therefore, we encourage you to submit any questions you may have prior to the Annual Meeting to allow us time to gather information to adequately answer your questions at the meeting. We also encourage you to visit our website at www.firstcolumbiabank.com for up-to-the-moment news about the Corporation. As an alternative, you may call for current news releases via our facsimile on demand service at (570) 387-4454.

We are making available to you our Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report on Form 10-K and a proxy card. Please submit your proxy. Your vote is important. Brokers holding shares in “street” name for their customers generally may not vote on certain matters, such as the election of directors, unless they receive voting instructions from their customers. Such shares for which brokers have not received voting instructions from their customers are called “broker non-votes.” If your shares are held in “street” name, we encourage you to instruct your broker as to how you want them to vote your shares.

Securities and Exchange Commission Rules permit companies to furnish proxy materials to their stockholders by the Internet. We have mailed to our stockholders the Notice of Internet Availability of Proxy Materials containing instructions on how to access the Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K by the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials and the Proxy Statement also contain instructions on how you can receive a paper copy of the proxy materials.

The Notice of Internet Availability of Proxy Materials was mailed to our stockholders on or about March 30, 2012. The Proxy Statement is being made available to our stockholders on or about March 30, 2012.

Thank you for your support of CCFNB Bancorp, Inc.

Sincerely,

/s/ Lance O. Diehl

Lance O. Diehl
President & Chief Executive Officer

Notice of Annual Meeting of Stockholders

DATE:	May 15, 2012
TIME:	10:00 A.M.
PLACE:	First Columbia Bank & Trust Co.

Operations Center

992 Central Road,

Bloomsburg, PA

MATTERS TO BE VOTED UPON:

1.	Election of five Class 3 directors to hold office for a three-year term;

2.	Ratification of the appointment of J. H. Williams & Co., LLP, Certified Public Accountants, of Kingston Pennsylvania, as the independent registered public accounting firm for the Corporation for the year ending December 31, 2012; and

3.	Any other matters that may properly come before the meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE ELECTION OF CLASS 3 DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND FOR THE APPOINTMENT OF J. H. WILLIAMS & CO., LLP.

Stockholders who are holders of record of the Common Stock at the close of business on March 20, 2012 will be entitled to vote at the meeting.

IF YOU PLAN TO ATTEND:

If you wish to attend, please indicate your intention by checking the box that appears on the proxy card or when prompted when voting by Internet or telephone. Light refreshments will be served; however, lunch will not be provided.

For instructions on voting, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a hard copy of the Proxy Statement, on your enclosed proxy card. You have the ability to receive proxy materials by mail or email if you request them, and you have the right to vote by mail as well as by telephone or on the Internet. If you attend the meeting, you may withdraw your proxy and vote in person.

/s/ Lance O. Diehl

LANCE O. DIEHL	Bloomsburg, Pennsylvania
President & Chief Executive Officer	March 30, 2012

CCFNB BANCORP, INC.

PROXY STATEMENT

For the Annual Meeting of Stockholders to be held May 15, 2012

◆   Matter to be voted upon.

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QUESTIONS AND ANSWERS

Q.	How do I obtain access to this Proxy Statement and the other proxy materials?
A.	We are making this Proxy Statement, the Notice of Annual Meeting of Stockholders, the Annual Report on Form 10-K and proxy card available to our stockholders by the Internet pursuant to rules adopted by the Securities and Exchange Commission. On or about March 30, 2012, we mailed to our stockholders the Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement, the Notice of Annual Meeting of Stockholders and our Annual Report on Form 10-K by the Internet and how to vote online. As a result, you will not receive a printed copy of the proxy materials unless you request a copy. All stockholders will be able to access the proxy materials on a website referred to in the Notice and in this Proxy Statement, and to request to receive a printed set of the proxy materials by mail free of charge. If you would like to receive a printed set of the proxy materials by mail, you should follow the instructions included in the Notice.

Q:	Who is soliciting my vote?
A:	The Board of Directors of CCFNB Bancorp, Inc. is soliciting your vote at the 2012 annual meeting of its stockholders.

Q:	What am I voting on?
A:	Two proposals. The item number below refers to the item number on the proxy card.
Item 1.	Election of five Class 3 directors.
Item 2.	Ratification of appointment of J. H. Williams & Co., LLP, Certified Public Accountants, as the independent registered public accounting firm of the Corporation.

Q:	Who can vote?
A:	All stockholders of record at the close of business on March 20, 2012 are entitled to vote. Holders of the Corporation’s Common Stock are entitled to one vote per share. Fractional shares, such as those in the dividend reinvestment plan, may not be voted.

Q:	How does my vote count?
A:	Each share is entitled to cast one vote for each proposal. For example, if you can vote 100 shares, you can cast up to 100 votes for each proposal.

Q:	How many votes are required to elect directors?
A:	Directors are elected by a plurality of the votes cast. The five candidates receiving the highest number of votes will be elected.

Q:	How many votes are required to ratify the appointment of J. H. Williams & Co., LLP, Certified Public Accountants, as the independent registered public accounting firm of the Corporation?
A:	A majority of the votes cast by shareholders present in person or by proxy at the meeting, assuming a quorum is present, is required to ratify such appointment.

Q:	Who can attend the meeting?
A:	All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. In order to provide adequate seating, please indicate your intention to attend when voting. Everyone must check in at the registration desk at the meeting. Light refreshments will be served; however, lunch will not be provided.

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Q:	How do I vote?
A:	You may vote in person by submitting a ballot at the annual meeting. We will distribute ballots at the meeting. If you are a registered holder, either follow the instructions on the proxy card or in the Notice of Internet Availability. If you requested or were sent copies of the proxy materials, complete, sign and date the proxy card and return it in the envelope provided. If you hold shares of our stock in “street” name, you will receive information from your broker on how to give voting instructions to your broker.

Q:	What happens if I do not indicate my preference for one of the items?
A:	For a non-routine matter, such as the election of directors (Item 1), if you submit a proxy but do not indicate how you wish to vote for one or more of the nominees for director, the proxies will vote your shares FOR election of all the nominees for Director named in this Proxy Statement, unless your shares are held in “street” name. If your shares are held in “street” name, your broker may not discretionarily vote your shares in connection with the election of Directors and your vote will not be counted. If you “withhold” your vote for any of the nominees, this will be counted as a vote AGAINST that nominee. For routine matters, such as the ratification of the appointment of the independent registered public accounting firm (Item 2), if you submit a proxy but do not indicate how you wish to vote, the proxies will vote FOR ratification. If your shares are held in “street” name, your broker may discretionarily vote your shares in connection with the ratification proposal.

Q:	What if I vote and then change my mind?
A:	You can revoke your proxy by writing to us, by submitting another properly signed proxy card with a more recent date, by voting again via telephone or Internet voting options, or by attending the meeting and casting your vote in person. If your shares are held in “street” name through a broker, any changes need to be made through them. Your last vote will be the vote that is counted.

Q:	How many votes must be present to hold the meeting?
A:	A “quorum” is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares. As of the record date, March 20, 2012, the Corporation had 2,201,587 shares of common stock outstanding. There must be a quorum in order for the meeting to be held. Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered to be votes cast under Pennsylvania law. Brokers holding shares in “street” name for their customers generally may not vote on certain matters, such as the election of directors, unless they receive voting instructions from their customers. Such shares for which brokers have not received voting instructions from their customers are called “broker non-votes.” Under Pennsylvania law, broker non-votes will be counted to determine if a quorum is present with respect to any matter to be voted upon by stockholders at the meeting only if such shares have been voted at the meeting on another matter other than a procedural motion, such as the ratification of the appointment of the independent registered public accounting firm.

Q:	Does any single stockholder control as much as 5% of our shares of Common Stock?
A:	Yes. See the discussion below under Stock Ownership – Stock Owned by Certain Beneficial Owners.

Q:	Is my vote confidential?
A:	Yes. Proxy cards, ballots and voting tabulations that identify individual stockholders are kept confidential except in certain circumstances where it is important to protect the interests of the Corporation and its stockholders. Generally, only the judges of election and the employees of American Stock Transfer & Trust Company processing the votes will have access to your name. They will not disclose your name as the author of any comments you include on the proxy card unless you ask that your name be disclosed to management.

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Q:	Who will count the votes?
A:	Employees of American Stock Transfer & Trust Company will tabulate the votes prior to the meeting, and the judges of election will tabulate all votes cast at the annual meeting as well as those votes previously tabulated by American Stock Transfer.

Q:	What shares are included in the proxy card?
A:	The shares listed on your card or cards sent by the Corporation represent all the shares of Common Stock held in your name (as distinguished from those held in “street” name), including those held in the dividend reinvestment plan. You will receive a separate card or cards from your broker if you hold shares in “street” name.

Q:	What does it mean if I get more than one proxy card?
A:	It indicates that your shares are held in more than one account, such as two brokerage accounts and registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted. We encourage you to register all of your brokerage accounts in the same name and address for better stockholder service. You may do this by contacting our transfer agent, American Stock Transfer & Trust Company, at 1-800-937-5449.

Q:	How will the vote be communicated at the annual meeting?
A.	The Judges of Election will announce the results of the votes on the election of Class 3 directors, the ratification of the selection of the independent registered public accounting firm, as well as the results of any other matters voted on at the meeting.

Q:	What happens if the meeting is postponed or adjourned?
A.	Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Q:	How much did this proxy solicitation cost?
A:	The Corporation has retained American Stock Transfer & Trust Company to solicit and tabulate proxies from stockholders at an estimated fee of $1,250.00, plus expenses. (Note that this fee does not include the costs of making available, printing and mailing the proxy materials.) Some of the directors, officers and other employees of the Corporation also may solicit proxies personally, by telephone and by mail. The Corporation will also reimburse brokerage houses and other custodians for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of Common Stock.

Q:	Whom may I call with any questions?
A:	You may call American Stock Transfer & Trust Company at 1-800-937-5449 or visit their website: http://www.amstock.com.

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Important Notice Regarding the Availability of Proxy Materials

Our Proxy Statement, Notice of Annual Meeting of Stockholders, Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Proxy Card are available at the following website address: http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=07477.

CORPORATE GOVERNANCE

The Board of Directors consists of fourteen Directors, elected in three classes currently consisting of four, five and five directors each, each class being elected for staggered three year terms so that the term of one class only expires each year.

All of the members of the Board of Directors, except for Lance O. Diehl, President and Chief Executive Officer of the Corporation and the Bank, are independent as defined by Rule 5605(a)(2) of the NASDAQ Stock Market. The Chairman of the Board of Directors, Glenn A. Halterman, is independent.

The Board of Directors administers its risk oversight function by requiring regular and periodic reporting by management and through its committee structure. In addition to its executive, nomination and audit committees, the Board of Directors of the Bank also maintains the following active standing committees: Asset Liability Management Committee, Credit/Loan Committee and Trust Committee. Each of these committees has oversight responsibility for the specific risks relating to the Bank’s activities within each committee’s scope. Each committee also reports regularly to the full Board of Directors.

NOMINATION PROCESS

The Corporation does not have a formal nominating committee. The Board of Directors determined that it is appropriate for the Corporation not to have a nominating committee in view of the Corporation’s relative size, stability of the Corporation’s Board of Directors, and the continued involvement of the entire Board in the director selection process. Because there is no formal nominating committee, the Corporation does not have a formal written charter. All the independent members of our Board of Directors act as our nomination committee. Mr. Diehl does not participate in this function. All of the other directors meet the independence standards as set forth in Rule 5605(a)(2) of the NASDAQ Stock Market. The principal duties of the nomination committee are:

•	Evaluation and selection of nominees for the Board of Directors;
•	Consideration of qualifications for committee membership;
•	Recommendations for revisions to our Code of Conduct and Ethics; and
•	Evaluation of the Board of Directors and its committees.

Whenever a stockholder recommends a person for director or a vacancy occurs, the nomination committee uses the following criteria in making a decision:

•	Backgrounds and experiences of current directors;
•	Specific knowledge and experience of a candidate;
•	Specific knowledge-based need, for example, need for a director with knowledge of the commercial real estate industry;
•	Diversified geographies in which our directors live and work;
•	Number of Board seats;
•	Whether a candidate has the time available to fully participate in the responsibilities of the Board and its committees; and
•	Whether a candidate holds at least $1,000 in market value of our common stock.

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The nomination committee tries to reach a unanimous consensus on a nominee for director.

As Directors’ terms expire the Board will consider the need for replacement based on the review of the attributes of the remaining directors.

In addition to recommending potential candidates to the nomination committee, a stockholder may nominate a person for director in accordance with the requirements of our bylaws and mail the required information for the candidate to CCFNB Bancorp, Inc. c/o Nomination Committee, 232 East Street, Bloomsburg, PA 17815.

CODE OF CONDUCT AND ETHICS

Our Board has adopted a Code of Conduct and Ethics governing the principal executive officers of the Corporation, its subsidiary, First Columbia Bank & Trust Co., and all indirect subsidiaries. This Code of Conduct and Ethics governs the activities of not only our principal executive officers, but also our employees, agents and representatives and establishes guidelines for professional conduct in the workplace. Pursuant to the Sarbanes-Oxley Act of 2002, this Code of Conduct and Ethics contains a provision for a person to report an actual or apparent violation of this code as well as a complaint regarding our accounting or auditing matters to the Audit Committee without fear of dismissal or retaliation of any kind. All reports or complaints under this Whistleblower provision are also kept in confidence. The Code of Conduct and Ethics is available on our website at www.firstcolumbiabank.com.

HOW TO CONTACT OUR DIRECTORS

Stockholders who are interested in communicating with any of our directors can do so by writing a letter addressed to that director, c/o CCFNB Bancorp, Inc., 232 East Street, Bloomsburg, PA 17815.

STOCK OWNERSHIP

STOCK OWNED BY CERTAIN BENEFICIAL OWNERS

The Corporation does not know of any person who beneficially owned more than 5% of the Corporation’s Common Stock on December 31, 2011, except as shown on the following table:

Name and Address of Beneficial Owner	Common Stock Beneficially Owned		Percent of Class
Ronald W. Simms and Rhea P. Simms 454 South Main Street, PO Box 454 Wilkes-Barre PA 18703	111,588	(1)	5.01%

(1)	Includes 100 shares held of record by a corporation of which Mr. Simms is a director.

STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

This table indicates the number of shares of Common Stock beneficially owned by each executive officer, incumbent director and nominee, and by all of the Corporation’s executive officers, incumbent directors and nominees as a group, as of December 31, 2011. The aggregate number of shares owned by all directors, nominees and executive officers is 6.4% of the Corporation’s outstanding shares. Unless otherwise noted, each individual has sole voting and investment power for the shares indicated below.

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Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Jeffrey T. Arnold	125		—
Robert M. Brewington, Jr.	13,381	(2)	—
Lance O. Diehl	5,656	(3)	—
Robert W. Dillon	15,711	(4)	—
Frank D. Gehrig	10,647	(5)	—
William F. Gittler, Jr.	6,504		—
Glenn E. Halterman	10,000		—
Elwood R. Harding, Jr.	17,426	(6)	—
Joanne I. Keenan	864		—
Willard H. Kile, Jr.	22,430	(7)	—
W. Bruce McMichael, Jr.	3,000		—
Mary Ann B. Naugle	3,035		—
Paul K. Page	1,163		—
Andrew B. Pruden	179		—
Charles B. Pursel	21,274	(8)	—
Steven H. Shannon	10,000		—
Edwin A. Wenner	1,077		—
All Executive Officers and Directors as a group, 17 persons in total	142,472		6.4%

(1)	Includes shares held (a) directly and (b) jointly with a spouse, except as otherwise indicated. Fractional shares beneficially owned by such individuals have been rounded down to the number of whole shares beneficially owned.
(2)	Includes 432 shares held by Mr. Brewington’s spouse.
(3)	Includes 71 shares held by Mr. Diehl’s spouse.
(4)	Includes 4,105 shares held by Dillon Floral Corporation, of which Mr. Dillon is the President and majority stockholder, 724 shares held as Trustee for Mr. Dillon’s son, and 10,800 shares held as Co-Trustee for Mr. Dillon’s deceased father’s trust.
(5)	Includes 2,342 shares held by Mr. Gehrig’s spouse.
(6)	Includes 14,867 shares held by Mr. Harding’s spouse.
(7)	Includes 123 shares held by Mr. Kile’s father as custodian for Mr. Kile’s daughter.
(8)	Includes 9,108 shares held by Mr. Pursel’s deceased spouse’s trust.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Executive officers and directors and “beneficial owners” of more than ten percent of the Common Stock must file initial reports of ownership and reports of changes in beneficial ownership with the SEC pursuant to Section 16(a) of the Securities Exchange Act of 1934.

We have reviewed the reports and written representations from the named executive officers and directors. The Corporation believes that all filing requirements were met during 2011 with one exception. Director Mr. Dillon filed one report late.

BOARD OF DIRECTORS

THIS SECTION PROVIDES BIOGRAPHICAL INFORMATION ABOUT OUR DIRECTORS AND DESCRIBES THEIR MEMBERSHIP ON BOARD OF DIRECTORS’ COMMITTEES, THEIR ATTENDANCE AT MEETINGS AND THEIR COMPENSATION.

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ELECTION OF DIRECTORS

Item 1 on Proxy Card

The Corporation currently has fourteen directors divided into three classes: four directors are in Class 1; five directors are in Class 2; and five directors are in Class 3. Each director holds office for a three-year term. The terms of the classes are staggered, so that the term of office of one class expires each year.

At this meeting, the stockholders will elect five Class 3 directors. Unless you withhold authority to vote for one or more of the nominees, the persons named as proxies intend to vote for the election of the following five nominees for Class 3 director. All of the following nominees are recommended by the Board of Directors:

Robert W. Dillon
Frank D. Gehrig
Elwood R. Harding, Jr.
Mary Ann B. Naugle
Andrew B. Pruden

All nominees have consented to serve as directors. The Board of Directors has no reason to believe that any of the five nominees would be unable to act as a director. However, if any director is unable to stand for election, the Board of Directors, in its sole discretion, may designate a substitute. If a substitute nominee is named, the proxies will vote for the election of the substitute.

The Board of Directors recommends a vote FOR the election of all five nominees as directors to Class 3.

The following information includes the age of each nominee and current director as of March 1, 2012. All directors of the Corporation are also directors of the Bank. For former directors of Columbia Financial Corporation, the reported years of service includes service as a director of Columbia Financial Corporation prior to the merger in 2008.

The Corporation considers each listed director’s years of service to our Board of Directors, business and industry experience, involvement in civic organizations and ties to the local communities in our market area, as attributes that provide the skills and knowledge necessary to be a vital and contributing member of the Board of Directors.

Class 1 Directors Whose Term Expires In 2014

ROBERT M. BREWINGTON, JR., 60

Director since 1996. Owner of Sutliff Motors, Brewington Transportation, and a part owner of J&B Honda. Also a board member of the Benton Water & Sewer Authority. Mr. Brewington is the brother of Sally Tucker, one of the Bank’s Marketing Officers. The Board of Directors values Mr. Brewington’s experience and perspective as an entrepreneur and business owner.

WILLIAM F. GITTLER, JR., 66

Director since 1995. President, Catawissa Lumber & Specialty Co., Inc., a 53 year old manufacturer of hardwood components. The Board of Directors values Mr. Gittler’s more than 40 years of managerial and administrative experience as an entrepreneur and business owner and his leadership experience in wood industry support organizations and in local public services organizations.

WILLARD H. KILE, JR., D.M.D., 56

Director since 2000. Partner of Kile & Robinson LLC, Partner of Kile & Kile Real Estate. Mr. Kile is a first cousin to Lance O. Diehl, President and Chief Executive Officer. The Board of Directors values Mr. Kile’s almost 30 years of experience with real estate investment and development within the Bank’s market area.

STEVEN H. SHANNON, 49

Director since 2000. Owner/President, Steve Shannon Tire Company, Inc. The Board of Directors values Mr. Shannon’s more than 20 years of experience and perspective as an entrepreneur and business owner.

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Class 2 Directors Whose Term Expires In 2013

LANCE O. DIEHL, 45

Director since 2003. President and Chief Executive Officer of the Corporation since 2003 and the Bank since 2008. President and Chief Executive Officer of Columbia County Farmers National Bank from 2003 to 2008. Mr. Diehl is a first cousin to Mr. Kile, a director. The Pennsylvania Banking Code requires that a bank president be a member of the Board of Directors. The Board of Directors believes that it is important that the president, who also is the chief executive officer, be a member of the Board of Directors so that the president may interact on a peer to peer basis with his fellow directors. In addition, the Board of Directors values Mr. Diehl’s more than 20 years of experience in banking and his leadership experience as the Bank’s Chief Executive Officer, as a director of Millville Mutual Insurance Co. and Anthracite Mutual Insurance Co., and as Vice Chairman of the Columbia Alliance for Economic Growth.

GLENN E. HALTERMAN, 65

Director since 1984. Chairman of the Corporation since 2008 and the Bank since 2003. Chairman of Columbia Financial Corporation 2003 to 2008. Vice President of Finance, Fabtex Inc.; Director and Treasurer of BloomMed Corporation, Interim CEO, First Columbia Bank & Trust Co. from January 1, 2004 to March 2005. The Board of Directors values Mr. Halterman’s experience and perspective as a senior executive of a local manufacturing business, his prior experience as a certified public accountant, and his prior service as interim chief executive officer of the Bank.

JOANNE I. KEENAN, 59

Director since 1991. President, Main Street Interiors & Design, Inc. The Board of Directors values Ms. Keenan’s knowledge, experience and perspective as a woman who is an entrepreneur and small business owner in the Bank’s market area.

W. BRUCE MCMICHAEL, JR., 52

Director since 2006. Licensed Funeral Director since 1984; President, McMichael Funeral Home, Inc., Benton, PA. Owner/operator Kelchner-McMichael Funeral Home, Inc. in Berwick from 1985 until 2003. The Board of Directors values Mr. McMichael’s experience and perspective as an entrepreneur and business owner.

CHARLES B. PURSEL, 74

Director since 1973. Attorney at Law, of Counsel – Derr, Pursel, Luschas & Naparsteck. The Board of Directors values Mr. Pursel’s almost 40 years of experience and perspective as a Director of the Bank, including 14 years as Chairman, and his more than 40 years of experience as an attorney handling real estate and other business transactions, as well as wills, trusts and estates, within the Bank’s market area.

Class 3 Directors Whose Term Expires In 2012 And Nominees for Class 3 Directors Whose Term Will Expire In 2015

ROBERT W. DILLON, 49

Director since 1996. President/CEO, Dillon Floral Corporation; current managing partner of Dillon Investments Partnership, a real estate holding company; current treasurer, past president and vice president of Premier Floral Distributors, LLC, a wholesale florist cooperative. The Board of Directors values Mr. Dillon’s experience as an entrepreneur and business owner, as a real estate investor and senior level executive, and his leadership experience as a Director of Millville Mutual Insurance Co.

FRANK D. GEHRIG, 66

Director since 2004. Currently, a partner in Gehrig & Kile, Certified Public Accountants; previously a member in Accounting Firm of Brewer and Company, Certified Public Accountants. Owner of Station Business Services Inc., in practice since 1973. The Board of Directors values Mr. Gehrig’s knowledge and experience as a practicing certified public accountant within the Bank’s market area.

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ELWOOD R. HARDING, JR., 65

Director since 1984. Attorney at Law and President of Premier Real Estate Settlement Services, Inc. The Board of Directors values Mr. Harding’s almost 40 years of experience as an attorney handling a wide variety of business and real estate transactions within the Bank’s market area.

MARY ANN B. NAUGLE, 65

Director since 2000. Retired 25 year educator and coach; Retired Secretary/Treasurer Naugle Lumber Yard Inc./Naugle Service Center; Retired President, A&M Self Storage. The Board of Directors values Ms. Naugle’s knowledge, experience and perspective as a woman who is a retired entrepreneur and former small business owner and her leadership service in state and local public service organizations.

ANDREW B. PRUDEN, 47

Director since 1995. Innkeeper/Owner, The Inn at Turkey Hill. The Board of Directors values Mr. Pruden’s 25 years of management experience in the hospitality industry within the Bank’s market area.

Meetings of the Board of Directors

During 2011, the Corporation’s Board of Directors held 18 meetings and the Bank’s Board of Directors held 18 meetings. All of the Corporation’s directors attended 75% or more of all Board of Directors and Committee meetings of the Corporation and the Bank during 2011.

Attendance at the Annual Meeting

The Corporation expects its directors to attend annual meetings of shareholders. All the directors were in attendance at the CCFNB Bancorp, Inc. annual meeting held on May 10, 2011.

COMMITTEES OF THE BOARD OF DIRECTORS OF THE CORPORATION

The Audit Committee of the Corporation is composed of the same members as the Audit Committee of the Bank. See discussion under the caption: “Audit Committee Report.” The Audit Committee serves as the Qualified Legal Compliance Committee of the Corporation for purposes of Rule 205 of the SEC.

The Corporation has no other standing committees. The Bank’s Executive Committee performs the functions of a compensation committee of the Corporation. See discussion under the caption: “Executive Compensation.” The Board of Directors reviews the Corporation’s capital structure, stock position and earnings, and analyzes other management issues, including long range planning.

The following table identifies the members of the Corporation’s and the Bank’s committees as of December 31, 2011. All of the members, except Lance O. Diehl, meet the independence standards as set forth in Rule 5605(a)(2) of the NASDAQ Stock Market.

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2011 DIRECTOR COMMITTEE MEMBERSHIP TABLE

Name	Credit/Loan Committee	Audit Committee	Trust Committee	Asset/Liability Management Committee	Executive Committee

Robert M. Brewington, Jr.		X	X

Lance O. Diehl	X		X	X	X

Robert W. Dillon	X *			X	X

Frank D. Gehrig	X	X			X

William F. Gittler, Jr.		X	X

Glenn E. Halterman	X		X	X	X *

Elwood R. Harding, Jr.	X		X *		X

Joanne I. Keenan	X			X *	X

Willard H. Kile, Jr.	X	X *			X

W. Bruce McMichael, Jr.	X			X

Mary Ann B. Naugle		X	X

Andrew B. Pruden		X	X		X

Charles B. Pursel			X		X

Steven H. Shannon	X			X

Number of Meetings in 2011	18	4	8	4	1

* Denotes Chairperson

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2011 DIRECTOR COMPENSATION TABLE

Name	Fees Earned Or Paid in Cash ($)	All Other Compensation ($)		Total ($)
Robert M. Brewington, Jr.	17,400	6,092	(1)	23,492
Edward L. Campbell	5,800			5,800
Robert W. Dillon	18,200	0		18,200
Frank D. Gehrig	18,200	0		18,200
William F. Gittler, Jr.	16,175	0		16,175
Glenn E. Halterman	30,000	0		30,000
Elwood R. Harding, Jr.	18,800	0		18,800
Joanne I. Keenan	18,200	0		18,200
Willard H. Kile, Jr.	18,200	7,029	(1)	25,229
W. Bruce McMichael, Jr.	18,000	2,466	(1)	20,466
Mary Ann B. Naugle	17,400	0		17,400
Andrew B. Pruden	17,400	0		17,400
Charles B. Pursel	15,975	0		15,975
Steven H. Shannon	18,000	0		18,000

(1)	Represents interest earned on deferred director’s fees. See “Deferred Compensation Agreement for Directors” for more information.

Lance O. Diehl, President and Chief Executive Officer, is also a Director. Refer to the All Other Compensation Table on page 15 for fees paid to Mr. Diehl in his capacity as a Director.

Fees

With the exception of the Chairman of the Board, Directors of the Bank receive $1,250 paid monthly, subject to a $625 deduction for any meeting of the Board of Directors not attended and $200 for each committee meeting attended, except Loan/Credit Committee. The Directors on the Loan/Credit Committee may meet several times throughout the month but receive compensation for only one meeting per month. The Chairman of the Board receives $2,500 per month. Directors are not compensated for any Corporation meetings.

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Deferred Compensation Agreements for Directors

Directors had the option of receiving or deferring their directors’ fees under a director’s deferred fee plan established in 2003, which allowed a participating director to defer all or a portion of such fees until the year following the expiration of the director’s term. Each year, the director had the option of participating for that year. Payments are then made over specified terms under these arrangements for up to a ten-year period. Interest is to accrue on these deferred fees at a five-year certificate of deposit rate, which was set at 4.62% in 2008 and will continue until reset in January 2013. Three directors, Robert M. Brewington, Jr., Willard H. Kile, Jr. and W. Bruce McMichael, Jr. had elected to participate in this program. At December 31, 2011, the accrued balance for Mr. Brewington was $97,682; for Mr. Kile was $114,388; and for Mr. McMichael was $54,727. The amount of interest earned and accrued in 2011 for each such participant is reported in the Directors’ Compensation table above.

On January 1, 2009, a new director’s deferred fee plan was implemented. Each year, a participating director has the option of participating for that year. Payments are then made over specified terms under these arrangements up to a ten-year period. Interest is to accrue on these deferred fees at a five-year certificate of deposit rate, which was set at 4% in 2009 and will continue until reset in January 2014. Two directors, Robert M. Brewington, Jr. and Willard H. Kile, Jr., have elected to participate in this program. At December 31, 2011, the accrued balance for Mr. Brewington was $52,226; and for Mr. Kile was $57,295. The amount of interest earned and accrued in 2011 for each such participant is reported in the Directors’ Compensation table above. These same two directors have elected to participate in this program for 2012.

INFORMATION ABOUT EXECUTIVE OFFICERS

In addition to Lance O. Diehl, President and Chief Executive Officer of the Corporation and the Bank, who also serves as a Director of the Corporation and the Bank, the Executive Officers of the Corporation and the Bank are as follows:

Edwin A. Wenner is Executive Vice President and Chief Operating Officer, serving in that capacity since 2003. He had been employed with the former Columbia County Farmers National Bank since May 1974. During this time he has held duties as Teller, Technology Director, Internal Auditor, Loan Officer, Community Office Manager, Credit Administrator, Vice President and Senior Vice President. Mr. Wenner has direct supervision over areas which include deposit operations, loan operations, information technology, human resources, training, security and branch administration.

Jeffrey T. Arnold is Senior Vice President, Chief Financial Officer and Treasurer. He joined First Columbia Bank & Trust Co. in October 2008 with over 15 years experience, most recently as Assistant Vice President of Finance with Jersey Shore State Bank, Jersey Shore, PA. Mr. Arnold is an experienced Certified Public Accountant and Certified Internal Auditor. Mr. Arnold has direct supervision over areas which include regulatory reporting, asset/liability and investment management, compliance and accounting.

Paul K. Page is Senior Vice President and Chief Lending Officer. He was a Senior Vice President and Commercial Loan Team Leader of Bath National Bank, Bath, New York from 2001 until June 2005. At that point, he joined the staff of First Columbia Bank & Trust Co. as a Senior Vice President and Senior Lending Officer. Mr. Page has direct supervision over all lending activities within the Bank.

EXECUTIVE COMPENSATION

The Bank’s Executive Committee reviews human resource matters. The Executive Committee discusses and reviews evaluations of and compensation for all management positions within the Bank.

Because all of our independent directors deem executive compensation to be very important to the overall development and performance of the Corporation, they sit as our Committee on Executive Compensation and are solely responsible for compensation decisions involving Messrs. Halterman and Diehl. Mr. Diehl does not participate in discussions and decisions concerning his own individual performance and compensation, but does participate in discussions and decisions regarding Messrs. Wenner’s and Page’s performance and compensation. Mr. Halterman does not participate in discussions concerning his own compensation.

Over the past year, the Board, sitting as the Committee on Executive Compensation, met one time to discuss the performance of the executive officers and to compare their performance with the Board’s goals and objectives. Moreover, the Executive Committee met one time during 2011 to discuss the performance of all the officers excluding the executive officers. Officer’s salaries were also compared with an independent compensation analysis provided by L. R. Webber Associates, Inc. This analysis compiles compensation data from over 66 financial institutions spanning various asset sizes and predominately the Pennsylvania geographic area.

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Annual compensation for our senior executives includes salary, bonus and the Bank’s contribution to the executive’s 401K profit sharing plan account. This is similar to the compensation programs for most of our peer group banking companies.

We considered Messrs. Diehl’s, Wenner’s and Page’s pay and annual bonus appropriate because of their roles in creating a culture of high performance with high integrity and in leading the Corporation to strong financial results in 2011:

- Deposits increased 1.8% to $482,379,000

- Earnings from continuing operations grew 7.4% to $6,776,000

- Loans increased 2.9% to $345,455,000

- Return on average total capital was 9.68%

In addition, we considered Messrs. Diehl’s, Wenner’s and Page’s leadership in meeting the operational and strategic goals established for the Bank in the beginning of 2011.

As required by the Securities and Exchange Commission’s smaller reporting company rules, the following table sets forth information for the years ended December 31, 2011 and December 31, 2010, concerning the compensation of the Company’s principal executive officer and two other most highly compensated executive officers whose total compensation exceeded $100,000 (the “Named Executive Officers.”)

2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Comp. Earnings ($) (7)	All Other Compensation ($) (See Table Below)	Total ($)
Lance O.
Diehl,
President &
Chief
Executive	2011	197,676	54,002	(1)	0	0	0	31,439	22,609	305,726
Officer	2010	193,800	49,600	(2)	0	0	0	29,166	21,242	293,808
Edwin A.
Wenner,
Chief
Operating	2011	145,656	31,962	(3)	0	0	0	65,980	7,105	250,703
Officer	2010	142,800	29,600	(4)	0	0	0	61,214	6,896	240,510
Paul K.
Page, Chief
Lending	2011	135,252	31,554	(5)	0	0	0	24,567	6,672	198,045
Officer	2010	132,600	29,199	(6)	0	0	0	22,618	6,474	190,891

(1)	Includes a $7,752 cash bonus representing 4% of 2010 base salary awarded to all full time employees of the bank and paid in 2011, and a $46,250 discretionary bonus paid in 2011.
(2)	Includes a $7,600 cash bonus representing 4% of 2009 base salary awarded to all full time employees of the bank and paid in 2010, and a $42,000 discretionary bonus paid in 2010.

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(3)	Includes a $5,712 cash bonus representing 4% of 2010 base salary awarded to all full time employees of the bank and paid in 2011, and a $26,250 discretionary bonus paid in 2011.
(4)	Includes a $5,600 cash bonus representing 4% of 2009 base salary awarded to all full time employees of the bank and paid in 2010, and a $24,000 discretionary bonus paid in 2010.
(5)	Includes a $5,304 cash bonus representing 4% of 2010 base salary awarded to all full time employees of the bank and paid in 2011, and a $26,250 discretionary bonus paid in 2011.
(6)	Includes a $5,199 cash bonus representing 4% of 2009 base salary awarded to all full time employees of the bank and paid in 2010, and a $24,000 discretionary bonus paid in 2010.
(7)	Amounts reported are the increase in the aggregate balance under supplemental executive retirement plans described below under “Deferred Compensation Agreements.”

In November, 2007, in connection with the Agreement and Plan of Merger between the Corporation and Columbia Financial Corporation, the Corporation and the Bank entered into Employment Agreements with Mr. Diehl, Mr. Wenner and Mr. Page. The terms of the Employment Agreements were for an initial term of twenty-four months, commencing July 18, 2008, the effective date of the merger. The term of each Executive’s Employment Agreement is automatically extended for successive additional terms of one year each, unless the Executive or the Employers give written notice to the other on or before the first day of the fourth month prior to the Termination Date of the then current term of intention not to renew. No Executive, nor either Employer, gave notice of intention not to renew in 2011.

Under the terms and conditions of the Agreements, Mr. Diehl is entitled to receive an annual base salary of not less than $150,000; Mr. Wenner of not less than $125,000 and Mr. Page of not less than $120,000. Increases in compensation are determined in accordance with the annual performance evaluation by the Board of Directors. In December 2011 the Board of Directors approved annual base salaries for 2012 of $203,606 for Mr. Diehl; $155,000 for Mr. Wenner and $139,310 for Mr. Page. An Executive may terminate his employment upon one hundred twenty (120) days written notice. In the event the Employment Agreement is terminated by the Employers without cause, or by the Executive for good reason, the Bank shall pay the Executive his then current Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, plus an amount equal to one times the Executive’s Annual Base Salary (minus applicable taxes and withholdings), unless, in the case of Mr. Diehl, the termination occurs within twelve (12) months after the occurrence of a Change in Control, in which case the Employers shall pay to Mr. Diehl an amount equal to 2.99 times his Annual Base Salary (minus applicable taxes and withholdings). The Executive also will be entitled to the continuation of life insurance, health and dental plans and other employee benefits made available to and on a cost basis consistent with all employees of the Employers for one (1) year after termination, unless in the case of Mr. Diehl, such termination occurs within twelve (12) months after the occurrence of a Change in Control, in which event continuation of said benefits shall be for three (3) years.

The Agreements also provide for a restrictive covenant prohibiting the Executive from competing with the Corporation for a period of two years, in the case of Mr. Diehl, and one year, in the case of either Mr. Wenner or Mr. Page, after termination of employment.

The compensation represented by amounts set forth in the All Other Compensation column of the Summary Compensation Table is set forth in the following table.

2011 ALL OTHER COMPENSATION TABLE

Name	Year	Perquisites and Other Personal Benefits ($)	Director’s Fees ($)	Bank Contributions to Retirement and 401(k) Plans ($)	Total ($)
Lance O. Diehl	2011	-	15,000	7,609	22,609
	2010	-	13,500	7,742	21,242
Edwin A. Wenner	2011	-	-	7,105	7,105
	2010	-	-	6,896	6,896
Paul K. Page	2011	-	-	6,672	6,672
	2010	-	-	6,474	6,474

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The total value of perquisites and other personal benefits for any named executive officer is less than $10,000.

Directors fees paid to Mr. Diehl are described above in connection with Directors compensation generally. Mr. Diehl is not compensated for attendance at committee meetings.

DEFERRED COMPENSATION AGREEMENTS

In 2003, the Bank’s predecessor, Columbia County Farmers National Bank, entered into supplemental executive retirement plan agreements with Mr. Diehl and Mr. Wenner to provide supplemental retirement benefits commencing with retirement after having attained the normal retirement age of 60 specified in the agreements. The agreements provide for normal retirement benefits paid monthly over a 15 year period commencing the month following the executive’s 60th birthday, at a rate of $90,000 per year for Mr. Diehl and $50,000 per year for Mr. Wenner. If the executive’s employment is terminated before normal retirement age absent a change in control and other than by the Bank for cause, the benefit payable to the executive will be the amount accrued in accordance with generally accepted accounting principles in the Bank’s accounting records on the date of termination of employment. If the executive is employed by the Bank at the time of a change in control, the executive will automatically become entitled to the normal retirement benefit described above. If the executive would die before reaching normal retirement age, a death benefit would be paid to his beneficiary in the amount of $640,000 in the case of Mr. Diehl and $355,000 in the case of Mr. Wenner. The executive’s right to the benefits provided under the Agreement is subject to the following vesting schedules:

For Mr. Diehl:

Prior to 5 years -	0%
After 5 years -	25%
Each additional year -	5%
After 20 years -	100%

For Mr. Wenner:

Prior to 5 years -	0%
After 5 years -	50%
Each additional year -	10%
After 10 years -	100%

In 2009, the Bank entered into a supplemental executive retirement plan agreement with Mr. Page to provide supplemental retirement benefits commencing with retirement after having attained the normal retirement age of 65 specified in the agreement. The agreement provides for normal retirement benefits paid monthly over a 15 year period commencing the first day of January occurring in the calendar year following the executive’s 65th birthday, at a rate of $50,000 per year. If the executive’s employment is terminated before normal retirement age absent a change in control and other than by the Bank for cause, the benefit payable to the executive will be the amount accrued in accordance with generally accepted accounting principles in the Bank’s accounting records on the date of termination of employment. If the executive is employed by the Bank at the time of a change in control, the executive will automatically become entitled to the normal retirement benefit described above. In January 2012, the agreement was amended to provide that if the executive would die before reaching normal retirement age or after normal retirement age but before commencement of payment of the retirement benefit, or after a change in control but before commencement of payment of the retirement benefit, a death benefit in the amount of $355,000 would be paid to his beneficiary rather than a death benefit in the amount of any vested, unpaid benefit as provided in the original agreement. The executive’s right to the benefits provided under the Agreement is subject to the following vesting schedules:

For Mr. Page:

Prior to 5 years -	0%
After 5 years -	25%
Each additional year -	7.5%
After 15 years -	100%

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The following tables present information about the supplemental non-qualified retirement benefits for Messrs. Diehl, Wenner and Page.

2011 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payment During Last Fiscal Year ($)
Lance O. Diehl, President and Chief Executive Officer	Non Qualified Deferred Compensation Plan	8	¾	$202,463	-0-
Edwin A. Wenner, Chief Operating Officer	Non Qualified Deferred Compensation Plan	8	¾	$428,100	-0-
Paul K. Page, Chief Lending Officer	Non Qualified Deferred Compensation Plan	2	½	$59,527	-0-

The following table summarizes potential change in control benefits for each of the named executive officers. For the purposes of this table we assumed a change in control of the Corporation and a termination of employment by the surviving company without cause (or a resignation by the executive for good reason), and that both events occurred on December 31, 2011.

2011 CHANGE OF CONTROL BENEFITS TABLE

Name	Cash Benefit Under Employment Agreement ($)	Benefit Under Deferred Compensation Agreement ($) (1)	General Health and Welfare Benefit ($) (2)	Total Benefits ($) (3)
Lance O. Diehl	591,051	1,350,000	6,543	1,947,594
Edwin A. Wenner	145,656	750,000	12,715	908,371
Paul K. Page	135,252	750,000	16,390	901,642

(1)	Benefit payable over 15 year period upon executive reaching normal retirement age specified in the executive’s respective agreement in annual installments of $90,000 for Mr. Diehl and $50,000 for Messrs. Wenner and Page.
(2)	Value of benefits based upon assumptions used for financial reporting purposes under generally accepted accounting principles.
(3)	Does not include amount of additional “excise tax adjustment payment,” if applicable.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

During 2011, some of the directors and executive officers of the Corporation, members of their immediate families and some of the companies with which they are associated, had banking transactions in the ordinary course of business with the Bank and may be expected to have similar transactions in the future. These transactions are made on substantially the same terms including interest rates, collateral requirements, and repayment terms, as those prevailing at the time for comparable transactions with non affiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

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Any business dealing, including extensions of credit, between the Company or the Bank and a Director of the Company or the Bank, or with any entity controlled by such a Director, other than a deposit, trust service or other product or service provided by a bank in the ordinary course of business, is required to be reviewed and approved by a majority of the disinterested Directors. In considering a proposed insider transaction, the disinterested Directors are to reasonably determine whether the transaction would be in the best interest of the Company or the Bank and on the terms and conditions, including price, substantially the same as those prevailing at the time for comparable transactions with non-insiders.

Extensions of credit by the Bank to a Director of the Company or the Bank, or to a related interest of such a Director, are subject to Federal Reserve Board Regulation O. Although Regulation O requires the prior approval of such an extension of credit by the Bank’s disinterested Directors if the aggregate amount of all extensions of credit to such Director and the related interests of the Director would exceed $500,000, the Company requires prior approval of all such extensions of credit.

AUDIT COMMITTEE REPORT

The Audit Committee is made up of the following directors: Willard H. Kile, Jr. (Chairman), Robert M. Brewington, Jr., Frank D. Gehrig, William F. Gittler, Jr., Mary Ann B. Naugle and Andrew B. Pruden. The Audit Committee met four times in 2011. The Audit Committee operates pursuant to a charter. The audit committee charter is available on our website at www.firstcolumbiabank.com.

Each member of the Audit Committee meets the independence standards contained in Rule 5605(a)(2) of the listing rules for The NASDAQ Stock Market. The Audit Committee membership currently does not include an individual who satisfies the literal and exact definition of a “financial expert”, as promulgated by the SEC. Our Board considers each member of the Audit Committee to be financially literate and several members have significant “financial” qualifications. These qualifications, in total, however, are not those specifically required by the SEC in order to qualify as a “financial expert.” The Board has reviewed the qualifications of the Audit Committee members and is satisfied that the current membership is more than sufficiently qualified to carry out its responsibilities. In addition, the Audit Committee is independently empowered to engage consultants and experts should it feel necessary to do so to gain additional expertise on a given matter. The Board is continuing to review its composition and may look to add to its membership in the future an individual who satisfies the strict definition of a “financial expert.”

The Audit Committee, on behalf of the Board, oversees the Corporation’s financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements and the footnotes to these statements in the Corporation’s fiscal year 2011 Annual Report to Shareholders and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Corporation’s external auditors are responsible for expressing an opinion on the conformity of the Corporation’s audited financial statements to generally accepted accounting principles. The Audit Committee reviewed and discussed with the external auditors their judgments as to the quality, not just the acceptability, of the Corporation’s accounting principles and such other matters as are required to be discussed by the Audit Committee with the Corporation’s external auditors under generally accepted auditing standards. The Corporation’s external auditors have expressed the opinion that the Corporation’s audited financial statements conform to generally accepted accounting principles.

The Audit Committee discussed with the external auditors their independence from management and the Corporation, and received the written disclosures concerning the external auditors’ independence required by the Public Company Accounting Oversight Board to be made by the external auditors to the Corporation.

Over the past year, the Audit Committee discussed with the Corporation’s external auditors the overall scope and plans for their respective audits. The Audit Committee met with the external and internal auditors to discuss the results of their examinations, their evaluations of the Corporation’s internal controls and the overall quality of the Corporation’s financial reporting.

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In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011, to be filed with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee:

Willard H. Kile, Jr., Chair

Robert M. Brewington, Jr.

Frank D. Gehrig

William F. Gittler, Jr.

Mary Ann B. Naugle

Andrew B. Pruden

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RATIFICATION OF THE APPOINTMENT OF J. H. WILLIAMS & CO., LLP

Item 2 on Proxy Card

The Board of Directors of the Corporation has appointed the firm of J. H. Williams & Co., LLP, (JH Williams) Certified Public Accountants, of Kingston, Pennsylvania, as the Corporation’s independent registered public accounting firm for its 2012 fiscal year. Such appointment was recommended by the Audit Committee and is presented for shareholder ratification.

A representative of JH Williams will be present at the annual meeting and will have the opportunity to make a statement and be available to respond to appropriate questions by stockholders.

The affirmative vote of a majority of all votes cast at the Annual Meeting is required to ratify the appointment.

If a majority of the votes cast at the Annual Meeting is against ratification, the Audit Committee will reconsider its selection of JH Williams. The Audit Committee, however, will be under no obligation to select new independent auditors. If the Audit Committee does select new independent auditors for 2012, the Audit Committee will not seek shareholder ratification of the Audit Committee’s new selection.

The Board of Directors recommends that you vote “FOR” ratification of the appointment of JH Williams, Certified Public Accountants, as the Corporation’s independent registered public accounting firm for the fiscal year 2012. All proxies will be voted “FOR” ratification of appointment unless a shareholder specifies otherwise.

FEES PAID TO J. H. WILLIAMS & CO., LLP

Aggregate fees for professional services for the Corporation rendered by JH Williams for the years ended December 31, 2011 and 2010 were:

	2011	2010

Audit	94,200	91,750
Audit Related	9,200	19,800
Tax	9,800	9,500
All Other	0	0

Total	$113,200	$121,050

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Audit fees – Audit fees for 2011 and 2010 were $94,200 and $91,750, respectively, for the annual audit and quarterly reviews of the consolidated financial statements for services related to attestation reports required by statute or regulation and consents in respect of Securities and Exchange Commission filings.

Audit-related fees – Audit-related fees for 2011 and 2010 were $9,200 and $19,800 respectively, and are comprised of assurance and related services that are traditionally performed by the independent registered public accounting firm. These services include attestation and agreed-upon procedures not required by statute or regulation, which address accounting, reporting and control matters with respect to the 401K plan of the Bank for 2011 and to the trust department and the 401K plan of the Bank for 2010.

Tax fees – Tax fees for 2011 and 2010 were $9,800 and $9,500 respectively, for tax return compliance, tax advice and tax planning.

All other fees – The Corporation’s current policy restricts the use of JH Williams to audit, audit-related and tax services only.

AUDIT COMMITTEE PROCEDURES

The Corporation’s policy on the use of JH Williams’ services is not to engage its registered independent accounting firm for services other than audit, audit-related and tax services.

The terms and fees for the annual audit service engagement must be pre-approved by the Audit Committee. Additionally, all fees for audit, audit-related and tax services must be approved by the Audit Committee and any fees in excess of budgeted fees must also be specifically approved by the Audit Committee.

OTHER INFORMATION

THIS SECTION SETS OUT OTHER INFORMATION YOU SHOULD KNOW BEFORE YOU VOTE.

Other Proposed Action

The Board of Directors is not aware of any other matters to be presented at the meeting. If any other matters should properly come before the meeting, the persons named in the enclosed proxy form will vote the proxies in accordance with the directions of the Board of Directors.

Stockholder Proposals for 2013 Annual Meeting

Stockholder proposals for the 2013 Annual Meeting must be received by November 30, 2012 to be considered for inclusion in the Corporation’s 2013 Proxy Statement. Stockholder proposals for the 2013 Annual Meeting which the proponents do not desire to include in the 2013 Proxy Statement must be received by February 13, 2013. All stockholder proposals should be addressed to the Secretary.

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